Exhibit 99.2


               CAREMATRIX CORPORATION ANNOUNCES THE RESIGNATION OF

                       ABRAHAM D. GOSMAN, CHAIRMAN AND CEO


      Needham, MA, November 9, 2000 - CareMatrix Corporation (NASDAQ:CMDC), a fully integrated assisted living company, today announced the resignation of Abraham D. Gosman, 71, as Chairman and a member of the board of directors and as Chief Executive Officer, effective immediately. Mr. Gosman, with over thirty-five years experience in the health care industry, became the Company's Chief Executive Officer on April 15, 1999 to assist in the sale of certain of the Company's assets. Because Mr. Gosman has completed his goal, he has resigned to pursue other activities. CareMatrix has initiated a search for his replacement.

      CareMatrix announced today the resignation of Andrew D. Gosman, 34, as Vice Chairman and a member of the board of directors, effective immediately. Mr. Gosman is a past President of CareMatrix and served on its board since October 1996 and as Vice Chairman from October 1996 through August 1997 and since April 8, 1999. Mr. Gosman resigned to pursue other activities.

      CareMatrix announced today that Michael M. Gosman, 37, has resigned as a member of the board of directors, effective immediately. Mr. Gosman served as a director of the Company since October 1996 and as its Vice Chairman from August 1997 until April 8, 1999. Mr. Gosman resigned to pursue other activities.

      CareMatrix Corporation is a leading provider of senior housing services including assisted living, supportive independent living and specialized programs for people with Alzheimer's disease.


EDITOR'S NOTE: This release is available on the Internet at http://www.carematrix.com.

CONTACT:   Elizabeth Derrico
           (781) 433-1137